Exhibit 10.10

Execution Version

TERMINAL SERVICES AGREEMENT

This Terminal Services Agreement (the “Agreement”) is dated as of January I, 2017 (the "Effective Date") by and between Tesoro Great Plains Gathering & Marketing LLC, a Delaware limited liability company ("TGP'), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company ("Customer").

RECITA LS:

WHEREAS, TGP has dedicated contractual capacity rights to receive, temporarily store, and load Crude Petroleum into Rail Cars ("Contracted Capacity") at a crude oil storage and rail terminal in western North Dakota (the "Fryburg Rail Terminal'), located in the south half of north half & north half of south half of Section 10, Township 139 North, Range 100 West, Billings County, North Dakota; and

WHEREAS, Customer owns, will own, or will have the right to deliver, certain quantities of Crude Petroleum that it desires to transport as a shipper through BakkenLink's (as defined below) pipeline system in North Dakota (the "BakkenLink Pipeline System");

WHEREAS, the BakkenLink Pipeline System provides common earner transportation service in interstate commerce subject to tariffs filed with the FERC;

WHEREAS, TGP is the owner and operator of certain crude oil delivery facilities in western North Dakota ("Receipt Locations") capable of accepting and transferring Customer's Crude Petroleum into and from the custody of BakkenLink Pipeline LLC ("BakkenLink”);

WHEREAS, TGP is willing to receive, temporarily store, deliver and load Crude Petroleum from Customer at the Receipt Locations, as applicable, and Customer is willing to ship Crude Petroleum from the Receipt Locations for the delivery and rail loading of Customer's Crude Petroleum by TGP at the Fryburg Rail Terminal, in the manner and according to the terms and conditions contained herein; and

WHEREAS, the Parties desire to enter into this Agreement to memorialize the terms of this relationship.

NOW THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:

1. DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

"Actual Inventory" means the sum of the Fryburg Terminal Tank Bottoms and any additional Customer Barrels in storage at the Fryburg Rail Terminal.

"Affiliate" means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with a Party.

"Applicable Law" means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, specification, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect with all related amendments and implementing regulations and all common law.

"BakkenLink Tariffs" means both BakkenLink's Proportional Tariff and published Rules and Regulations Tariff, as currently on file at the Federal Energy Regulatory Commission, as may be amended or supplemented by BakkenLink from time to time.

"Barrel” means forty-two (42) United States gallons at standard conditions of temperature and pressure.

"BPD" means Barrels per Day based on a daily average for each Month.

"Business Day" means a Day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

"Confidential Information" means information furnished by one Party to the other that is marked or otherwise identified or reasonably identifiable as proprietary or confidential, and, with respect to both Parties, the terms and provisions of this Agreement.

"Control” means the right to exercise at least fifty percent (50%) of the outstanding shares, or securities, or other equity interests entitled to vote for the election of directors or other managing authority or governing body.

"CPI- U” has the meaning set forth in Section 4.

"Crude Petroleum" means the direct liquid product of oil and gas wells and oil processing plants and any similar substance that is processed by oil refineries, including substances that are extracted from shale, coal, or other solid hydrocarbon deposits, and including mixtures of any of the foregoing components, provided that all Crude Petroleum also meets the Specifications.

"Crude Petroleum Statement'' has the meaning set forth in Section 8.

"Day" or "day" means a period of 24-consecutive hours, beginning and ending at 7:00 a.m. Denver, Colorado Time. The reference date for any Day shall be the calendar date upon which the 24 hours shall commence.

"Force Majeure Event" or "Force Majeure" means circumstances not reasonably within the control of a Party and which, by the exercise of due diligence, such Party is unable to prevent or overcome, and that prevent performance of such Party's obligations under this Agreement, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, unseasonal heat or cold, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, outages for unscheduled repairs, accident to machinery, storage tanks or line of pipe, inability to obtain or unavoidable delays in obtaining material or equipment, and similar events.

"Fryburg Terminal Tank Bottoms" means Customer's allocated minimum tank inventory requirements at the Fryburg Rail Terminal, as such may be revised by TGP from time to time.

"Governmental Authority" means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

"Initial Term" has the meaning set forth in Section 2.

"Month" means a calendar month.

"Monthly Actual Volume" means actual Barrels of Customer's Crude Petroleum loaded onto Unit Trains at the Fryburg Rail Terminal during any given Month.

"Party" or "Parties" means that each of TGP and Customer is a "Party" and collectively are the "Parties" to this Agreement.

"Person" means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

"Rail Cars" means rail tank cars owned or leased by the Customer, or those of a third party nominated to load Customer's volume of Crude Petroleum, conforming to size, length, and appurtenant configuration of the Fryburg Rail Terminal as set forth in the Unit Train Terms and Conditions, attached hereto and incorporated into the Agreement as Exhibit A.

"Railway" means the Burlington Northern Santa Fe Railway and connecting interchange railroads.

"Receiving Party Personnel” has the meaning set forth in Section 2 l(d).

"Receipt Locations" shall be as set forth in Exhibit B.

"Renewal Term" has the meaning set forth in Section 2.

"Specifications" means the "quality specifications" for Crude Petroleum set forth in the BakkenLink Pipeline Rules and Regulations Tariff, as amended or supplemented from time to time.

"Tariff Rate Revision Proceeding” has the meaning set forth in Section 4(b).

"Term" has the meaning set forth in Section 2.

"Terminal Fees" has the meaning set forth in Section 5.

"Unit Train" means a Railway train with a minimum of one hundred (100) Rail Cars, making allowances for any potential bad-order Rail Cars in route or while at the Fryburg Rail Terminal, in which all Rail Cars making it up are shipped from the same origin to the same destination without being split up or stored en route.

2. EFFECTIVE DATE AND TERM

The "Term" of this Agreement shall commence on the Effective Date and shall continue, unless sooner terminated pursuant to the terms hereof, for a period of one (1) year following the Effective Date (the "Initial Term"). Thereafter, this Agreement shall automatically be renewed for successive renewal terms of one year each (each additional annual term a "Renewal Term"), provided, however, that either Party may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by giving the other Party ninety (90) Days' prior written notice prior to the expiration of the Initial Term or any Renewal Term, as applicable.

3.	SERVICES PROVIDED BY TGP

The services to be provided by TGP under this Agreement shall include, without limitation, the following:

a.
At the Receipt Locations, subject to individual Receipt Location capabilities as set forth in Exhibit B and available capacity at the Fryburg Rail Terminal, TGP shall receive, by pipeline and/or truck, volumes of Customer's Crude Petroleum properly nominated, tendered and delivered by Customer, or third parties on Customer's behalf, at the Receipt Locations. Volumes delivered by Customer or on Customer's behalf to TGP at any Receipt Locations (other than at the Fryburg Rail Terminal) shall subsequently be delivered by TGP into the custody of BakkenLink, for Customer's sole account, for transportation by the BakkenLink Pipeline System to the Fryburg Rail Terminal.

b.
TGP shall: (i) receive at the Fryburg Rail Terminal, from the Railway, Rail Cars provided by or at the direction of Customer; (ii) visually inspect the Rail Cars prior to loading, to reasonably determine that hatches, valves, fittings, placards and other safety appurtenances are in proper order, and detain Rail Cars which do not comply with Railway requirements or applicable regulations; (iii) secure each Rail Car for shipment in compliance with federal regulations; (iv) coordinate with the Railway the receipt of Rail Cars to, and the removal of Rail Cars from the Fryburg Rail Terminal; and (v) provide to Customer destination bills of lading, or such other documentation reasonably requested by Customer.

c.
At the Fryburg Rail Terminal, TGP shall receive Customer's Crude Petroleum from BakkenLink's custody or from properly nominated trucks, and TGP will temporarily store, and then load Customer's Crude Petroleum to Rail Cars.

d.	TGP will perform the services in a prudent and workmanlike manner consistent with facilities of a similar nature, and will comply with applicable federal, state and local laws, rules, ordinances and regulations.

4.	PIPELINE TARIFFS

Customer hereby agrees to serve as the shipper on the BakkenLink Pipeline System and nominate barrels into the BakkenLink Pipeline origin points for delivery to the Fryburg Rail Terminal for Crude Petroleum it ships on the BakkenLink Pipeline System in connection with this Agreement. Customer shall pay the applicable BakkenLink Tariffs then in effect at the time of shipment.

5.	TERMINAL FEES

For the services provided by TGP under this Agreement, Customer shall pay monthly the fees ("Terminal Fees") in accordance with the following table for (i) each net Barrel of Crude Petroleum received by truck at the various truck unloading locations listed below, and (ii) each net Barrel of Crude Petroleum loaded onto Customer's Unit Train at the Fryburg Rail Terminal.

Receipt Locations	Fee per Barrel	Service
Fryburg Rail Terminal	$0.50	Truck Unload
Watford City Terminal	$0.15	Truck Unload
Dunn Terminal	$0.15	Truck Unload
Fryburg Rail Terminal	$0.35	Unit Train Loading

Each of the Terminal Fees indicated above shall be subject to adjustment at each annual anniversary of the Effective Date, or if the anniversary date is not on the first day of a Month, then on the first day of the Month following the anniversary date. Unless the Parties agree in writing otherwise sixty (60) Days prior to the end of the Initial Term, each of the Terminal Fees shall be adjusted by the percentage increase or decrease in the Consumer Price Index for All Urban Consumers, Midwest Region area as published by the US Department of Labor; Bureau of Labor Statistics (the "CPI-U”). The percentage increase in the CPI-U means the percentage increase in the CPI-U over the first twelve (12) of the fifteen (15) Months preceding the escalation date.

6.	INTENTIONALLY OMITTED

7. RAILWAY COMPANY FEES

Customer shall be responsible for paying any fees charged by the Railway with respect to the receipt or delivery of Customer's Crude Petroleum by the Railway, including, without limitation, the fees for Railway switching services and Railway demurrage charges (except to the extent resulting from TGP's negligent or intentional acts). Customer shall be responsible for all Railway freight charges.

8.	STATEMENTS AND INVOICING

Following the end of each Month, TGP shall prepare a monthly crude petroleum statement in reasonable detail indicating Customer's volumes received by pipeline and/or by truck, the quantity of Customer's volumes delivered into Rail Cars and the amount of Customer's beginning and ending storage inventory at the Fryburg Rail Terminal ("Crude Petroleum Statement”). TGP shall deliver, no later than the fifteenth (15th) day of the Month, the Crude Petroleum Statement along with a corresponding invoice indicating amounts due from Customer for the prior Month's business. Payment of uncontested amounts by Customer to TGP shall be due by the twenty-fifth (25th) day of the same Month.

9.	CRUDE PETROLEUM QUALITY

TGP and Customer separately agree that all Crude Petroleum delivered by Customer to the Receipt Locations will meet the Specifications, and all Crude Petroleum temporarily stored and loaded into Rail Cars by TGP will also meet the Specifications. Customer shall receive at the Fryburg Rail Terminal a common stream of Crude Petroleum that is substantially equivalent to the quality of Crude Petroleum that Customer, or third parties on the Customer's behalf, delivered to TGP at the Receipt Locations.

10.	MEASUREMENT AND DEDUCTIONS

The quantities of Crude Petroleum and custody transfer between TGP and Customer shall be made in accordance with the following:

a.
For deliveries by Customer to TGP by tanker truck at a Receipt Location, as applicable, the quantities shall be measured by the metering equipment provided by TGP. Custody transfer at Receipt Locations (other than the Fryburg Rail Terminal) for tanker truck deliveries will occur at the inlet flange of TGP's meter. Custody transfer at the Fryburg Rail Terminal for tanker truck deliveries will occur at the inlet flange of TGP's booster pump.

b.
For deliveries to Customer's Rail Cars across the rail rack, the quantities shall be measured by the metering equipment provided by TGP. Custody transfer from TGP to Customer will occur at the moment the loaded Rail Car is returned to the Railway.

c.	Measurement and custody transfers applicable to deliveries from pipelines at the Receipt Locations, as applicable, shall be as mutually agreed in writing between the Parties.

d.
The quantities of Crude Petroleum received and delivered shall be determined in accordance with appropriate American Petroleum Institute (API) standards, latest revision, and adjusted to base (reference or standard) conditions. Corrections will be made for temperature from observed degrees Fahrenheit to sixty (60) degrees Fahrenheit and standard pressure. Deduction will be made for the full amount of sediment, water and other impurities as a centrifugal test may show. Composite samples of the Crude Petroleum flowing through metering equipment will be pulled by the controlling Party and retained for sixty (60) Days for the purpose of resolving any issues over quality. Testing of retained samples to resolve any disputes shall be done by an independent laboratory acceptable to both Parties. TGP shall be obligated to account for and deliver back to Customer a net volume of Crude Petroleum equal to one hundred percent (100%) of the net volume of Crude Petroleum that Customer has delivered to TGP adjusted for actual gains/losses and sediment, water and other impurities.

e.
Crude Petroleum received or delivered shall, in each instance, be evidenced by a ticket showing quantity received or delivered, as the case may be, temperature, sediment and water, and any other data essential to the determination of quality, including all quality measures defined in the Specifications. Unless otherwise agreed, such tickets shall be signed by a representative of the other Party, as appropriate, and shall constitute full receipt of the Crude Petroleum received or delivered.

f.
Prior to construction of a new metering connection, each Party shall have the right to approve, in its reasonable discretion, of the arrangement and the specific equipment to be used in the metering facilities provided by the other Party. The Parties shall mutually agree as to the specific practices and procedures governing the operation and maintenance of the metering facilities, prior to initial service and on a continuing basis thereafter.

g.	Each Party shall be afforded the reasonable opportunity to witness the taking of ticket data and the calibration of metering equipment of the other Party.

11.	FRYBURG RAIL TERMINAL INVENTORY REQUIREMENTS

Customer shall provide inventory at the Fryburg Rail Terminal sufficient to load Customer's Rail Cars plus its required pro-rata share of the Fryburg Terminal Tank Bottoms.

If a Customer Unit Train is nominated and arrives at the Fryburg Rail Terminal for loading and Customer has less than ninety percent (90%) of the nominated Unit Train volume in inventory to load such Unit Train, the loading of the Unit Train will be deferred until at least ninety percent (90%) of the nominated Unit Train volume is in inventory. Except to the extent such inventory shortfall is caused by TGP, Customer shall be responsible for any and all charges, fees, or expenses incurred due to such inventory shortfall and the associated delays in fully loading of a Unit Train.

12.	NOMINATIONS AND SCHEDULING

Nomination and scheduling procedures of Unit Trains are set forth in Exhibit A.

Customer shall be responsible for nominations to the BakkenLink Pipeline System. Additionally, by the 10th day of the Month prior to delivery, Customer shall nominate to TGP for volumes delivered at Receipt Locations and for Unit Train loading dates at the Fryburg Rail Terminal. Customer shall advise TGP as to (i) each monthly shipping schedule, and (ii) subsequently, of any changes to said monthly shipping schedule. Deliveries at the Fryburg Rail Terminal will be made on a ratable basis consistent with Customer's operational parameters and subject to the scheduling of Rail Cars with the Railway. Subject to operating limitations at the Fryburg Rail Terminal, TGP agrees to accept delivery from the BakkenLink Pipeline System and Customer's trucks according to such schedule and any revisions thereto. Upon confirmation from Railway offloading dates, TGP will distribute delivery schedule to Customer.

13.	TERMINAL OPERATIONS

a.
TGP shall have the exclusive right and obligation to control and operate and maintain the Fryburg Rail Terminal, and all portions thereof. Customer's utilization of the terminalling services will at all times be subject to TGP's Fryburg Rail Terminal operating procedures. TGP will be an independent contractor with respect to all services it provides under this Agreement. TGP may suspend operations at the Fryburg Rail Terminal if TGP reasonably believes that any person, equipment or the environment is at imminent risk of injury or damage. In no event will TGP's services hereunder be deemed to be those of a public utility or common carrier. If any Governmental Authority declares TGP's services those of a public utility or common carrier, TGP may by notice to Customer terminate this Agreement on the effective date of such action.

b.
TGP may, in its reasonable determination, take any tanks out of service during the Term in order to perform inspections, routine maintenance, or repairs. If TGP determines that it is necessary or advisable to perform inspections, routine maintenance, or repairs pursuant to this Section 13, to the extent practicable, TGP shall give Customer at least thirty (30) Days' written notice of its intention to suspend performance for such purpose and the estimated down time resulting from such suspension and, to the extent practicable, TGP will provide Customer with comparable alternative storage at the Fryburg Rail Terminal, if such is available. Any costs associated with the foregoing shall be borne by TGP; however, in the event that such maintenance or repairs are being performed as a result of Customer's negligence or breach of this Agreement, Customer shall reimburse TGP for the actual out-of-pocket costs incurred from such maintenance and/or repairs.

c.
At any time during the Term, TGP may determine it is necessary or advisable to clean the Fryburg Rail Terminal for maintenance purposes, to conduct an inspection, to perform cleanup as required by an environmental law, or to address an emergency, and, to the extent practicable, TGP shall give Customer at least thirty (30) Days' written notice of its intention to suspend performance for such purposes and the estimated down time resulting from such suspension and, to the extent practicable, TGP will provide Customer with comparable alternative storage at the Fryburg Rail Terminal, if such is available. Any costs associated with the foregoing shall be borne by TGP; however, in the event that such cleaning is being performed as a result of Customer's negligence or breach of this Agreement, Customer shall reimburse TGP for the actual out-of-pocket costs incurred with such cleaning.

d.
Notwithstanding anything in this Agreement to the contrary, TGP shall not be responsible for gains or losses of Crude Petroleum caused for any reason other than the negligence or willful misconduct of TGP.

14.	TAXES

Customer will pay all taxes, levies, royalties, assessments, licenses, fees, charges, surcharges, and sums due to any nature whatsoever assessed against Crude Petroleum or any other property of Customer at the Fryburg Rail Terminal, and its pro-rata share of all taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due to any nature whatsoever assessed against TGP (except for income, franchise and real estate taxes on the Fryburg Rail Terminal) with respect to the receipt, storage, handling and disposal of Crude Petroleum, including any value added tax, sales tax, excise tax, spill tax, pollution control tax or emission fee. Customer shall reimburse TGP for any such taxes, assessments or charges paid by TGP for the benefit of Customer or as required by Applicable Law on behalf of Customer, within ten (10) Days of TGP's written demand thereof (setting forth the particulars of the applicable taxes, assessments or charges).

This Section 14 will survive the termination of this Agreement.

15.	TITLE TO CRUDE PETROLEUM

Title and risk of loss to Crude Petroleum stored or handled pursuant to this Agreement shall always remain with Customer, and TGP will not be liable as an insurer of Crude Petroleum and, except as provided in Section 16, will not be liable to Customer for damages to or loss of Crude Petroleum, including deterioration or evaporation of Crude Petroleum caused by stagnant storage.

16.	INDEMNITY

a.
Notwithstanding anything else contained in this Agreement, TGP shall release, defend, protect, indemnify, and hold harmless Customer, and each of its respective Affiliates, officers, directors, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of Customer and, as applicable, its carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, or equipment belonging to Customer and, as applicable, its carriers, customers, representatives, and agents, and each of their respective Affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, or equipment of any other description, or personal or bodily injury to, or death of any other person or persons; (iv) any liabilities under applicable environmental law resulting from TGP's prior or future operations (including loading and unloading activities) at the Receipt Locations or Fryburg Rail Terminal, except to the extent such liabilities are caused by Customer's failure to comply with this Agreement (including in respect to any tender of Crude Petroleum not meeting the Specifications contained herein); and with respect to clauses (i) through (iii) above, to the extent it is caused by or results from the negligent or otherwise wrongful acts or omissions of TGP in connection with the ownership or operation of the Receipt Locations or Fryburg Rail

Terminal and the services provided hereunder, and, as applicable, its carriers, customers, contractors, subcontractors, representatives, and agents, or those of their employees with respect to such matters; and (v) any losses incurred by Customer due to violations of this Agreement by TGP, or, as applicable, its customers, carriers, contractors, subcontractors, representatives, and agents; PROVIDED THAT TGP SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS CUSTOMER FROM AND AGAINST ANY CLAIMS TO THE EXTENT ANY SUCH CLAIM RESULTS FROM CUSTOMER'S BREACH OF THIS AGREEMENT, NEGLIGENCE OR VIOLATION OF APPLICABLE LAW.

b.
Notwithstanding anything else contained in this Agreement, Customer shall release, defend, protect, indemnify, and hold harmless TGP, and each of its respective Affiliates, officers, directors, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TGP and, as applicable, its carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, or equipment belonging to TGP and, as applicable, its carriers, customers, representatives, and agents, and each of their respective Affiliates, contractors, and subcontractors (except for volume losses); (iii) loss of or damage to any other property, products, material, or equipment of any other description (except for volume losses), or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (i) through (iii) above, to the extent it is caused by or results from the negligent or otherwise wrongful acts or omissions of Customer, in connection with Customer's and its customers' use of the Fryburg Rail Terminal and the services provided hereunder and Customer's Crude Petroleum stored hereunder, and, as applicable, its carriers, customers, contractors, subcontractors, representatives, and agents, or those of their employees with respect to such matters; and (v) any losses incurred by TGP due to violations of this Agreement by Customer, or, as applicable, its customers, carriers, contractors, subcontractors, representatives, and agents; PROVIDED THAT CUSTOMER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TGP FROM AND AGAINST ANY CLAIMS TO THE EXTENT ANY SUCH CLAIM RESULTS FROM TGP'S BREACH OF THIS AGREEMENT, NEGLIGENCE OR VIOLATION OF APPLICABLE LAW.

c.	The indemnities expressed in this Agreement will survive the termination of this Agreement.

17.	LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN; NEITHER PARTY SHALL BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY OR SUCH OTHER PARTY'S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES, OR FOR LOSS OF PROFITS OR REVENUES (COLLECTIVELY REFERRED TO AS "SPECIAL DAMAGES") INCURRED

BY SUCH PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY; PROVIDED THAT THE FOREGOING LIMITATION IS NOT INTENDED TO AND SHALL NOT AFFECT SPECIAL DAMAGES IMPOSED IN FAVOR OF PERSONS THAT ARE NOT PARTIES TO THIS AGREEMENT FOR WHICH A PARTY HERETO HAS AN INDEMNIFICATION OBLIGATION.

18.	INSURANCE REQUIREMENTS

a.
At all times during the Term of this Agreement and for a period of two (2) years after termination of this Agreement for any coverage maintained on a "claims-made" or "occurrence" basis, Customer and/or its carrier (if applicable) shall maintain at their expense the below listed insurance in the amounts specified below which are minimum requirements. Customer shall require that carrier cause all of its contractors providing authorized drivers or authorized vehicles, to carry such insurance, and Customer shall be liable to TGP for their failure to do so. Such insurance shall provide coverage to TGP and such policies, other than Worker's Compensation Insurance, shall include TGP as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self insured retention, maintained by TGP (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters reasonably acceptable to TGP, and eligible to do business in the states where the Terminals are located and having and maintaining an A.M. Best financial strength rating of no less than "A-" and financial size rating no less than "VII", provided that Customer and/or the carrier may procure worker's compensation insurance from the state fund of the state where the Terminal(s) are located. All limits listed below are required MINIMUM LIMITS:

(i)	Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state where each Terminal is located, in limits not less than statutory requirements;

(ii)
Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker's compensation statute of the jurisdiction in which the worker's service is performed, and in the aggregate as respects occupational disease;

(iii)
Commercial General Liability Insurance, including contractual liability insurance covering carrier's indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be reasonably required by TGP or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by Customer;

(iv)	Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by Customer or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration's Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v)
Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi)
Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; clean-up costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii)
Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover Customer's owned property; including personal property of others.

b.
All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TGP, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

c.
Upon execution of this Agreement and prior to the operation of any equipment by Customer, carrier or its authorized drivers at the Receipt Locations, Customer and/or carrier will furnish to TGP, and at least annually thereafter (or at any other times upon request by TGP) during the Term of this Agreement (and for any coverage maintained on a "claims-made" basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein, including on behalf of carrier's contractors providing authorized vehicles or authorized drivers. Such certificates shall be in the form of the "Accord" Certificate of Insurance, and reflect that they are for the benefit of TGP and shall provide that there will be no material change in or cancellation of the policies unless TGP is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TGP prior to policy expiration.

d.	Customer and/or carrier shall be solely responsible for any deductibles or self-insured retention.

19.	DEFAULT

A Party will be in default if it: (a) breaches this Agreement, and the breach is not cured within fifteen (15) Days of written notice from the non-defaulting Party; (b) is dissolved, other than pursuant to a consolidation, amalgamation, or merger, (c) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due,
(d)makes a general assignment, arrangement, or composition with or for the benefit of its creditors,
(e)institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, or a petition is presented for its winding-up or liquidation, (f) has a resolution passed for its winding up, official management or liquidation, other than pursuant to a consolidation, amalgamation, or merger, (g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official for all or substantially all of its assets, (h) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration, or other legal process levied, enforced, or sued on or against all or substantially all of its assets, (i) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, or U) takes any other action to authorize any of the actions set forth above. In the event of default, the non-defaulting Party may terminate this Agreement upon notice to the defaulting Party.

20. AUDIT AND CLAIMS PERIOD

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within thirty (30) days after the delivery in question or shall be deemed to have been waived.

21.	CONFIDENTIALITY

a.
Obligations. Each Party shall use reasonable efforts to retain the other Parties' Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 21. Each Party further agrees to take the same care with the other Party's Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non use is that information which:

(i)	is available, or becomes available, to the general public without fault of the receiving Party;

(ii)	was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;

(iii)
is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party's knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv)	is independently developed by the receiving Party without reference to or use of the disclosing Party's Confidential Information.

For the purposes of this Section 21, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

b.
Required Disclosure. Notwithstanding Section 2 l (a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party's Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party's Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

c.
Return of Information. Upon written request by the disclosing Party, all of the disclosing Party's Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party's legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party's customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 21, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

d.
Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the "Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third-party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereby shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by confidentiality obligations consistent with the provisions of this Agreement.

e.	Survival. The obligation of confidentiality under this Section 21 shall survive the termination of this Agreement for a period of two (2) years.

22.	FORCE MAJEURE

Neither Party shall be liable to the other Party for failure to perform any of its obligations under this Agreement to the extent such performance is hindered, delayed or prevented by Force Majeure (or a Force Majeure event suffered by the other Party). A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure shall give written notice to that effect as soon as reasonably possible to the other Party stating the circumstances underlying such Force Majeure. A Party claiming Force Majeure shall use commercially reasonable efforts to remove the cause, condition, event or circumstances of such Force Majeure and shall resume performance of any suspended obligation as soon as reasonably possible after termination of such Force Majeure.

Notwithstanding anything to the contrary set forth in this Agreement, the following shall not, under any circumstances, constitute an event of Force Majeure: (a) the lack of financial resources, or the inability of a Party to secure funds or make payments as required by this Agreement; (b) availability of more attractive markets for Crude Petroleum; (c) Customer's inability to economically receive, transport, and/or deliver Crude Petroleum to, on, or from BakkenLink Pipeline or other means under the terms of this Agreement; (d) TGP's inability to economically receive or deliver any Crude Petroleum on behalf of Customer under the terms of this Agreement; or (e) inefficiencies in operations.

23. COMPLIANCE WITH LAWS

This Agreement is in all respects subject to all applicable federal, state and local laws, and all directives, regulations and orders issued or published by any federal, state, or local board, commission or agency.

24.	NOTICES

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile (receipt confirmed) or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or OHL Worldwide, one (!) Business Day after deposit therewith prepaid; or (iv) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to TGP:	If to Customer:

Logistics Contract Administration	Tesoro Refining & Marketing Company LLC
19100 Ridgewood Parkway	19100 Ridgewood Parkway
San Antonio, Texas 78259	San Antonio, TX 78259
E-mail: logcontractadmin@tsocorp.com

Fax: 210-579-4517

For Scheduling Notices:	For Scheduling Notices:

Attn: Dan Ruiz	Attn: Anne Gonzales
19100 Ridgewood Parkway	1801 California Street
San Antonio, Texas 78259	Suite 1200
Daniel.Ruiz@tsocorp.com	Denver, CO 80202
Banie.A.Gonzales@tsocorp.com

For legal notices:	For legal notices:
Attention: General Counsel	Attention: Commercial Legal Dept.
Email: Commercial-Legal@tsocorp.com
Fax: 210-745-4649

With a copy to: logisticslegal@tsocorp. com

25.	ASSIGNABILITY
This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto, provided, however, that this Agreement and the obligations of the Parties hereunder shall not be assignable by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed, or conditioned, except that a Party may assign its respective right duties, and obligations set forth under this Agreement, without consent, including the performance thereof, in whole or in part to (a) a majority owned or controlled subsidiary, whether direct or indirect, of its ultimate parent entity, (b) the successor of all or of substantially all of its business and assets, or (c) any legal entity that it may merge into or be consolidated with, provided, however, that an assignment shall not relieve a Party of any of its obligations hereunder which were incurred (or were deemed to have been incurred), whether by contract or operation of applicable law, prior to the effective date of such assignment. This Agreement is not intended to confer any rights or benefits on any persons other than the Parties, it being agreed that all third party beneficiary rights are hereby expressly denied.

26.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

27.	COUNTERPARTS

This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

28.	WAIVER OF JURY TRIAL

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

29.	SEVERABILITY

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

30. ENTIRE AGREEMENT

This Agreement, including any exhibits hereto, constitute the sole and entire Agreement among the Parties with respect to its subject matter and all other matters contained herein, and supersede any and all prior and contemporaneous agreements, understandings, negotiations, or discussions, whether oral or written, and any representation, inducement, promise or agreement with respect to its subject matter that is not embodied herein shall be of no force or effect. This Agreement may only be amended or modified in a writing that references this Agreement and is signed by an officer or other authorized representative of or for both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO GREAT PLAINS GATHERING & MARKETING LLC	TESORO REFINING & MARKETING COMPANY LLC
By: /s/ KEITH M. CASEY	By: /s/ GREGORY J. GOFF
Name: Keith M. Casey	Name: Gregory J. Goff
Title: Executive Vice President, Marketing & Commercial	Title: Chairman, President and Chief Executive

Exhibit A

Unit Train Terms and Conditions related to services at Frybnrg Rail Terminal

I.    Rail Car Specifications.

Rail Car specifications must be approved by TGP in advance of arrival of the Unit Train.

2.	Rail Car Orientation.

All non-symmetrical Rail Cars must be orientated in the same direction.

3.	Nominations and Scheduling.

Deliveries by manifest trains are expressly prohibited unless agreed to by TGP in writing. Customer will nominate each Unit Train in writing to the representative named by TGP at the Fryburg Rail Terminal ("Terminal Representative"). Customer will nominate in writing each Unit Train on the 10th day of the month preceding the delivery month. The Terminal Representative shall confirm such nominations within five (5) Business Days of receipt and, if deemed necessary by TGP and after consultation with the Customer, provide alternative nominations that shall be mutually agreeable by both Parties. In a nomination, the Customer will provide: (a) the estimated time of arrival ("ETA"); (b) number of Rail Cars; and (c) the volume of Crude Petroleum to be delivered in a Unit Train; and (d) grade of crude oil Customer intends to load; and (e) appropriate shipping classification and packing group for the crude oil. The Customer will ensure that it provides any and all information reasonably requested by the Terminal Representative related to any nomination. Customer will work with Railway to minimize delays and promptly advise Terminal Representative of any delays and requests for schedule changes. TGP will work with Customer to accommodate requests for changes. TGP may at its sole discretion alter the nominations as long as it does not reduce Customer's throughput rights under this Agreement.

Customer will update TGP on the schedule for the arrival date of its Unit Train(s) by providing TGP with Unit Train's name six (6) hours in advance of its departure from the Rail Car unloading facility, the ETA at the Fryburg Rail Terminal at least five (5) Days (where applicable) in advance of the ETA, three (3) Days in advance of the ETA, twenty-four (24) hours in advance of the ETA, and twelve (12) hours prior to the ETA. TGP shall be designated the "in care of ' party and not the consignee of Crude Petroleum received at the Fryburg Rail Terminal.

4.	Ratability and Priority.

Customer shall schedule its Unit Trains on a ratable basis during a business month. All Unit Trains will be accepted on a first come, first served basis.

5.	Hours of Operation.

TGP shall operate the Fryburg Rail Terminal twenty-four (24) hours per day, seven (7) days per week and three hundred sixty five (365) days per year, unless the Parties mutually agree otherwise in writing. TGP may from time to time shut down the Fryburg Rail Terminal or curtail the quantities of Crude Petroleum offloaded there for such period of time as may be necessary to make repairs and/or for planned or unplanned maintenance, to comply with the Law or to prevent injuries to persons, damage to property; or harm to the environment. TGP shall use commercially reasonable efforts to minimize the downtime of the Fryburg Rail Terminal. Except in the case of emergencies or a Force Majeure Event, TGP shall provide Customer with (i) as much advance written notice of any shutdown or curtailment, including the expected duration of the shutdown or curtailment as reasonably practicable under the circumstances, and (ii) a minimum of thirty (30) Days written notice for any planned maintenance, including the expected duration of the such planned maintenance. All notices to Customer under this Section shall be given to the Customer representative listed in the Agreement.

6.	Compliance.

Customer shall maintain its Rail Cars in accordance with applicable Railway policies, Association of American Railroads (AAR) and Federal Railroad Administration (FRA) rules and regulations and all Laws. TGP shall, to the extent required by Law, inspect inbound Unit Trains for damage, leakage and AAR rules and regulations. TGP shall prepare the outbound loaded Unit Train for return shipment in accordance with Railway requirements, applicable federal regulations and Applicable Law, including Unit Train consist restoration, assuring properly functioning distributed power (DP) and final inspection of the Unit Train for release to the Railway. If Customer requests other inspections, such inspections will be provided upon written agreement between the Parties and at the sole cost and expense of Customer.

7.	Damaged Rail Cars.

Damaged Rail Cars which cannot be safely loaded at the Fryburg Terminal will be moved to the bad order track at Customer's sole risk. Once on the bad order track, TGP may, with Customer's consent, use commercially reasonable efforts to repair such damaged Rail Cars at Customer's sole risk, cost and expense. Measurements, title, custody, Crude Petroleum quality and other data associated with the bad order Rail Cars will be coordinated between Customer and TGP on a case by-case basis. If TGP deems it is not able to make the repairs, it shall notify Customer and Customer shall promptly coordinate for the repair or removal of Rail Cars from the bad order track in a timely manner. TGP may assess Customer a fee of $20 dollars per Rail Car per day for any Rail Cars remaining on the bad order track beyond seven (7) Days.

8.	Additional Services.

All fees assessed by the Railway associated with transportation of Crude Petroleum are for the account of and are to be paid by Customer. Except as otherwise provided in the Agreement, TGP will not provide any services to Customer's Unit Train and Rail Cars including, but not limited to, repairs and maintenance of Rail Cars and fueling of locomotives. If TGP provides any service to a Rail Car for which a fee is not specifically set forth in this Exhibit A, Customer will pay TGP the cost of such services.

9.	Rotating Rail Cars or Locomotives.

The Fryburg Rail Terminal does not have the ability to rotate Rail Cars or locomotives.

I 0.    Modifications.

With notice to and consent of Customer, which consent shall not be unreasonably withheld, TGP reserves the right to modify this Exhibit A to improve operations at the Fryburg Rail Terminal.

Exhibit B

TGP Receipt Locations and Fryburg Rail Terminal

Receipt Locations	Location	Connections
Dry Creek	McKenzie County, ND	Pipeline Receipts From Arrow Midstream Pipeline Deliveries to BakkenLink Pipeline No Trucking

Three Forks	McKenzie County, ND	Pipeline Receipts From Targa Badlands Pipeline Deliveries to BakkenLink Pipeline No Trucking

Watford City	McKenzie County, ND	Pipeline Receipts From Enable Midstream Pipeline Deliveries to BakkenLink Pipeline 3 TGP Truck Unloading Spots to BakkenLink Pipeline

Dunn	McKenzie County, ND	3 TGP Truck Unloading Spots to BakkenLink Pipeline

Fryburg	Billings County, ND	Pipeline Receipts From BakkenLink Pipeline 3 TGP Truck Unloading Spots to Fryburg Rail Terminal Unit Train Loading